UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

July 21, 2023

CAPRICOR THERAPEUTICS, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	001-34058	88-0363465
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

10865 Road to the Cure, Suite 150, San Diego, California (Address of principal executive offices)	92121 (Zip Code)

(858) 727-1755

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ◻

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
Common Stock, par value $0.001 per share	CAPR	The Nasdaq Capital Market

Item 5.02	Departure of Directors or Certain Officers, Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 21, 2023, the Board of Directors (the “Board”) of Capricor Therapeutics, Inc. (the “Company”), pursuant to the authority given to it under the Certificate of Incorporation and Bylaws of the Company, approved an increase of the size of the Board from seven to eight directors, and elected Philip Gotwals, Ph.D. as a member of the Board to fill the newly created vacancy, effective immediately.  Dr. Gotwals will receive an initial grant of a nonstatutory stock option to purchase 115,000 shares of the Company’s common stock (the “Initial Grant”) as standard non-employee director compensation under the Company’s policies.  The Initial Grant will vest with respect to 25% of such shares of common stock on the first anniversary of the first day of the month following the date of grant of the Initial Grant, and the Initial Grant will vest with respect to 1/36 of such shares of common stock each month thereafter. Dr. Gotwals will also enter into the Company’s standard form of indemnification agreement for directors.

Dr. Gotwals does not have any relationship with the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.  Dr. Gotwals will not initially be appointed to any committee of the Board.

Dr. Gotwals has experience in drug development, research, corporate strategy and business development with a career spanning nearly 30 years in the biotechnology industry. Dr. Gotwals most recently served as the Global Head, Vice President of Business Development and Licensing at Novartis Institutes for Biomedical Research (NIBR) from 2019 to 2023, where he oversaw business development efforts for all disease areas and technology platforms. Prior to that, Dr. Gotwals was Global Head of Search and Evaluation of NIBR from 2017 to 2019.  Dr. Gotwals also served as Executive Director, Immuno-Oncology, at NIBR from 2009 to 2017. Under Dr. Gotwals’ leadership, NIBR business development and licensing executed over 50 major strategic transactions which included licensing deals, collaborations, acquisitions and new company creations. These transactions led to significant corporate evolution and growth. During his 13 years at Novartis, Dr. Gotwals was instrumental in building the company’s immuno-oncology strategic research area and spearheading the collaboration with the University of Pennsylvania to develop chimeric antigen receptor (CAR) T-cell therapies. Prior to Novartis, he was Vice President of Program Management at Altus Pharmaceuticals from 2006 to 2009, where he was responsible for all product development project management activities. Prior to Altus, he was Senior Director of Program and Alliance Management at Biogen, from 1994 to 2006, where he oversaw leadership of internal and allied early product development teams in the autoimmune, neurology and oncology therapeutic areas. Dr. Gotwals has a B.A. in Biology from Amherst College, holds a Ph.D. in Genetics from the University of California at Berkeley, completed postdoctoral research at the Massachusetts Institute of Technology, business training at Harvard Business School and has published extensively in the area of integrin biology.

Item 9.01Financial Statements and Exhibits.

(d) Exhibits

99.1	Press Release, titled “Capricor Therapeutics Announces Appointment of Philip J. Gotwals, Ph.D. to its Board of Directors”, dated July 24, 2023.

104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

CAPRICOR THERAPEUTICS, INC.

Date: July 24, 2023	By:	/s/ Linda Marbán, Ph.D.
Linda Marbán, Ph.D.
Chief Executive Officer

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